FOR IMMEDIATE RELEASE
COWEN COMPLETES ACQUISITION OF QUARTON INTERNATIONAL,
LEADING MIDDLE-MARKET FINANCIAL ADVISORY FIRM

New York, NY, January 3, 2019 – Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced that it has completed its acquisition of Quarton International AG and affiliated Quarton entities (collectively, “Quarton International”), a leading global financial advisory company serving the middle market. The closing of this transaction creates a global, cross-border investment banking platform, with significantly expanded reach in the middle market and a full-service offering of public and private financing solutions across the capital structure.

“Quarton’s substantial middle-market advisory business in Europe and the U.S., in combination with Cowen’s merger advisory and capital markets franchises, meaningfully scales our advisory business in a manner that will truly benefit our clients,” said Jeffrey M. Solomon, Chief Executive Officer of Cowen. “The closing of this transaction is a significant step towards Cowen’s goal of growing our higher margin advisory business as well as diversifying our revenues by industry.”

Added Larry Wieseneck, Co-President of Cowen and Company, “We are delighted to have the Quarton team join the Cowen family. Driven by a common entrepreneurial philosophy, we share the same client-centric approach. We look forward to delivering the full breadth of our combined platforms to Quarton’s clients.”

Cowen and Quarton management are implementing a transition and integration plan to provide seamless service to the combined firm’s clients. Effective today, Quarton’s U.S. operations now operate under the Cowen brand; Quarton Europe is now “Quarton, a Cowen Company.”

Cowen acquired 100% of Quarton International’s equity interests for upfront consideration of $75 million subject to certain net working capital and other customary adjustments, with additional contingent consideration of $40 million that will become payable dependent on the achievement of certain milestones by Quarton. In addition, Quarton and Cowen have established a retention bonus pool for previous Quarton International employees.  All consideration, including pursuant to any employee retention program, is comprised of 80% cash and 20% Cowen Class A common stock.

1 COWEN.COM COWEN COWENRESEARCH COWEN INC. MEMBER: FINRA/SIPC

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The Company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Contacts

Cowen Media:

Lynda Caravello
+1 646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
+1 646-569-5897
dg@gagnierfc.com

2 COWEN.COM COWEN COWENRESEARCH COWEN INC. MEMBER: FINRA/SIPC